PRESS RELEASE                                                       EXHIBIT 99.1

For further information:

Roy E. Crippen
Chief Executive Officer
+1.256.837.2620
rcrippen@digitalfusion.com


        Digital Fusion Announces Upcoming Acquisition of Summit Research

HUNTSVILLE, AL. - November 3, 2004, Digital Fusion, Inc. (OTCBB: DIGF), an information technology ("IT") and engineering services provider, today announced that on October 28, 2004 the Company signed definitive agreements to purchase all of the capital stock of Summit Research Corporation ("Summit"). The closing of the transaction is scheduled for January 3rd, 2005. Mr. Michael Wicks, co-founder of Summit, will manage his current customers and assume the title of president, Summit Research, a division of Digital Fusion. The Company believes that the acquisition will be accretive to earnings immediately.

Summit Research Corporation was formed in October 2001 as a small business to provide high-technology engineering support and other technical services to DOD and industrial customers. Summit's market focus is technical support services for the US Army Aviation and Missile Command, Redstone Arsenal, AL. Summit has technical expertise in various engineering disciplines including modeling & simulation, hardware-in-the-loop testing, mechanical design & prototype fabrication, information technology and information management systems, program analysis, and associated technology transfer into production automation processes.

The consideration to be paid to Summit by the Company includes cash, common stock and a convertible 3-year promissory note. It is the intent of both Summit and the Company that all employees of Summit become employees of Digital Fusion on January 3rd, 2005 and that, for the foreseeable future, the brand of Summit Research Corporation is maintained. As of September 30, 2004, Summit had 55 employees of which 54 were on funded billable assignments. Summit's un-audited revenue and pretax earnings for the trailing twelve months from September 30, 2004 were $7.81 million and $745,000 respectively.

"We are extremely pleased to have Mike and his team join us at Digital Fusion," said Roy Crippen, chief executive officer. "Summit has a terrific reputation in the missile defense industry and will quickly bolster our ability to provide quality engineering services."

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"The acquisition of Summit positions Digital Fusion in a strategic market, that
I believe, will continue to grow and is critical to the Department of Defense's future way of doing research and development," said Mr. Gary Ryan, president. "Mike and his team bring a strong capability and customer base in modeling and simulation and engineering analysis at the U.S. Army Aviation and Missile Research, Development and Engineering Center at Redstone Arsenal. They are on the leading edge of technologies being developed to evaluate improvements to existing aviation and missile systems as well as new systems being acquired. In addition, we expect a lot of synergy between Summit and our engineering services and information technology divisions as we are now able to deliver a broader services offering to existing clients of all three divisions. In fact, we have already begun to pursue multiple opportunities for our broader service capabilities."

"I am looking forward to joining Digital Fusion and working with Gary Ryan," said Mr. Wicks. "With over thirty years experience in the federal marketplace, Gary is one of the most well respected people in the Huntsville community and a proven leader. Summit's success has been the direct result of our outstanding employees and they're on going commitment to our customer base. We plan to continue to provide innovative solutions to our existing customers as well as cross selling and leveraging our services to Digital Fusion's client base."

About Digital Fusion

Digital Fusion is an information technology and engineering services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services division provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration and IT Support. Digital Fusion's Engineering Services division supports a variety of customers with state-of-the-art solutions that include: Computational Aerodynamics/CFD; Optical Systems Design, Development and Test; Thermo/structural Dynamics; Models and Simulations; and Ground/Flight Planning, Execution, and Data Analysis. Based in Huntsville AL, Digital Fusion also has offices in Washington D.C., Philadelphia, Orlando, and New Jersey. For additional information about Digital Fusion visit www.digitalfusion.com.

Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

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